OVERSEAS SHIPHOLDING GROUP, INC. ANNOUNCES

RESIGNATION OF CFO CHRISTOPHER WOLF

Tampa, FL – June 28, 2017 – Overseas Shipholding Group, Inc. (NYSE: OSG) ( “OSG”) a provider of energy transportation services for crude oil and petroleum products in the U.S. Flag markets, today announced the resignation of Christopher Wolf as OSG’s Senior Vice President and Chief Financial Officer, effective June 27, 2017. OSG stated that Mr. Wolf’s resignation did not result from any disagreement or concerns related to accounting or financial reporting matters. OSG expects to appoint an interim Chief Financial Officer while it conducts a search to fill the CFO position on a permanent basis.

About Overseas Shipholding Group, Inc.

Overseas Shipholding Group, Inc. (NYSE: OSG) is a publicly traded tanker company providing energy transportation services for crude oil and petroleum products in the U.S. Flag markets. OSG is a major operator of tankers and ATBs in the Jones Act industry. OSG’s 24-vessel U.S. Flag fleet consists of eight ATBs, two lightering ATBs, three shuttle tankers, nine MR tankers, and two non-Jones Act MR tankers that participate in the U.S. MSP. OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in Tampa, FL. More information is available at www.osg.com.

Investor Relations & Media Contact:

Susan Allan, Overseas Shipholding Group, Inc.

(813) 209-0620

sallan@osg.com